Exhibit 99.1

Contacts:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

 Alliance Data Reports Third Quarter 2017 Results

•	Revenue Increases 1 Percent to $1.91 Billion
•	EPS Increases 18 Percent to $4.20
•	Core EPS Increases 13 Percent to $5.35

Dallas, TX, October 19, 2017 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended September 30, 2017.

SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2017	2016	% Change
Revenue	$1,912	$1,886	+1%
Net income	$233	$208	+12%
Net income attributable to Alliance Data stockholders per diluted share ("EPS")	$4.20	$3.55	+18%
Diluted shares outstanding	55.6	58.4	-5%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$622	$566	+10%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net")	$550	$512	+7%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS")	$5.35	$4.74	+13%

(a)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
October 19, 2017

Ed Heffernan, president and chief executive officer of Alliance Data, commented, "The third quarter marked the beginning of our anticipated acceleration or 'slingshot' in core earnings per share as we moved from growth of 2 percent in the first quarter to 4 percent in the second quarter to 13 percent this quarter. Excluding the change in our effective tax rate, our growth still accelerated to high single-digits for the third quarter. As with any quarter, there were "puts and takes," but the primary driver behind the acceleration was the much anticipated normalization in credit quality. Specifically, gross loss rates, which were up approximately 75 basis points in the first half of the year compared to the prior year period, improved to flat year-over-year in the third quarter, which was earlier than anticipated. We believe we are on track for reaching full stabilization (closing of the delinquency wedge) in the fourth quarter of 2017, suggesting that our 'slingshot' thesis for 2018 remains intact."
Heffernan continued, "Our third quarter results also reflect the early impact of hurricanes Harvey and Irma, which prompted us to provide a two-month leniency period for cardholders in FEMA-designated 'individual assistance' disaster areas. During this period, affected cardholders are not required to make payments, nor will interest or late fees be assessed. As a result, our gross yields on card receivables decreased over 100 basis points compared to the third quarter of 2016. As we continue to sort through the impacts of the hurricanes, we will do all that we can to lessen the burden on impacted cardholders. These actions may pressure gross yields, and the continued disruption from the hurricanes will likely reduce card spending in the fourth quarter. Despite this influence, and because of better than expected loss rates, we remain comfortable with maintaining our core EPS guidance of $18.10 for 2017 and $21.50 for 2018, representing a 19 percent growth rate."
CONSOLIDATED RESULTS
Revenue increased 1 percent to $1.91 billion and EPS increased 18 percent to $4.20 for the third quarter of 2017. Adjusted EBITDA, net increased 7 percent to $550 million, while core EPS increased 13 percent to $5.35 for the third quarter of 2017.
SEGMENT REVIEW
LoyaltyOne: Revenue decreased 20 percent to $305 million while adjusted EBITDA decreased 26 percent to $61 million for the third quarter of 2017, largely due to both the breakage estimate reset in the fourth quarter of 2016 for AIR MILES® and timing of client programs at BrandLoyalty.
AIR MILES revenue decreased 28 percent to $185 million for the third quarter of 2017 primarily due to a 43 percent decrease in AIR MILES reward miles redeemed. AIR MILES reward miles issued also decreased 7 percent, due to reduced promotional activity by certain sponsors. Sponsor and collector engagement has been steadily improving since the negative media attention surrounding the then-planned expiration of AIR MILES reward miles at the end of 2016, and issuance growth is expected to improve as we move into the fourth quarter.
BrandLoyalty revenue decreased 5 percent to $121 million for the third quarter of 2017. Quarterly results for BrandLoyalty can be uneven due to the nature of its offering - short-term loyalty solutions generally 12 to 20 weeks in duration. The outlook is for double-digit revenue growth in the fourth quarter of 2017.

Alliance Data Systems Corporation
October 19, 2017

Epsilon: Revenue increased 3 percent to $559 million, while adjusted EBITDA decreased 7 percent to $125 million for the third quarter of 2017. The decline in adjusted EBITDA is primarily due to an unfavorable revenue mix toward lower margin product offerings.
Of note, the Technology Platform offering - approximately 25 percent of Epsilon's revenue - returned to growth after four consecutive quarterly declines, increasing 1 percent for the third quarter of 2017, driven by new client wins.
Card Services: Revenue increased 9 percent to $1.1 billion and adjusted EBITDA, net increased 20 percent to $397 million for the third quarter of 2017.
Gross yields were 25.4 percent for the third quarter of 2017, down approximately 130 basis points from the prior comparable period, primarily due to increased hardship accounts resulting from hurricanes Harvey and Irma. Operating expenses increased 16 percent to $382 million, or 9.2 percent of average receivables. The loan loss provision decreased 19 percent to $205 million for the third quarter of 2017 due to a sequential decline in principal loss rates and an outlook for further declines. Portfolio funding costs were $71 million for the third quarter of 2017, or 1.7 percent of average credit card receivables, up 23 basis points from the third quarter of 2016.
Credit sales increased 5 percent to $7.4 billion for the third quarter of 2017, bolstered by a modest increase in tender share. Average credit card receivables, excluding amounts reclassified as assets held for sale, increased 14 percent to $15.9 billion compared to the third quarter of 2016, while net principal loss rates for the third quarter of 2017 were 5.5 percent, up 80 basis points from last year but 75 basis points lower than the first half of 2017. The delinquency rate was 5.43 percent at September 30, 2017, up 40 basis points from the same time last year.
2017 Guidance
Guidance is for revenue of $7.8 billion, a 9 percent increase over 2016, and core EPS of $18.10, a 7 percent increase over 2016.
2018 Guidance
The guidance for 2018 is revenue of $8.7 billion, representing a 12 percent increase and core EPS of $21.50, representing a 19 percent increase over 2017.

Alliance Data Systems Corporation
October 19, 2017

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates, future dividend declarations and the guidance we give with respect to our anticipated financial performance.
We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.
Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, amortization of debt issuance and hedging costs, mark-to-market gains or losses on interest rate derivatives, changes to the expiry policy and regulatory settlements. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations.

Alliance Data Systems Corporation
October 19, 2017

Reconciliation of Non-GAAP Financial Measures
Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company's website (www.alliancedata.com). No reconciliation is provided with respect to forward-looking annual guidance for 2017 or 2018 core EPS as the Company cannot reliably predict all necessary components or their impact to reconcile core EPS to GAAP EPS without unreasonable effort. The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company's future results.
The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.
Conference Call
Alliance Data will host a conference call on Thursday, October 19, 2017 at 8:30 a.m. (Eastern Time) to discuss the Company's third-quarter 2017 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "77386551". The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, October 19, 2017.
About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.
Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Investor information about Alliance Data's businesses may be found here.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Alliance Data Systems Corporation
October 19, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$1,912.4	$1,885.6	$5,613.2	$5,310.5
Operating expenses:
Cost of operations	1,104.5	1,086.6	3,248.0	3,189.0
Provision for loan loss	204.7	251.3	807.9	651.0
Depreciation and amortization	124.3	126.7	374.5	384.7
Total operating expenses	1,433.5	1,464.6	4,430.4	4,224.7
Operating income	478.9	421.0	1,182.8	1,085.8
Interest expense, net:
Securitization funding costs	38.2	31.1	109.9	91.5
Interest expense on deposits	33.2	22.6	87.9	60.0
Interest expense on long-term and other debt, net	73.9	54.6	210.2	159.3
Total interest expense, net	145.3	108.3	408.0	310.8
Income before income tax	$333.6	$312.7	$774.8	$775.0
Income tax expense	100.4	105.2	257.4	268.0
Net income	$233.2	$207.5	$517.4	$507.0
Less: Net income attributable to non-controlling interest	—	—	—	1.8
Net income attributable to common stockholders	$233.2	$207.5	$517.4	$505.2

Per share data:

Numerator
Net income attributable to common stockholders	$233.2	$207.5	$517.4	$505.2
Less: Accretion of redeemable non-controlling interest	—	—	—	83.5
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$233.2	$207.5	$517.4	$421.7

Denominator
Weighted average shares outstanding – basic	55.4	58.3	55.8	59.0
Weighted average shares outstanding – diluted	55.6	58.4	56.0	59.2

Basic – Net income attributable to common stockholders	$4.21	$3.56	$9.27	$7.15
Diluted – Net income attributable to common stockholders	$4.20	$3.55	$9.23	$7.12

Alliance Data Systems Corporation
October 19, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2017	December 31, 2016

Assets
Cash and cash equivalents	$3,326.0	$1,859.2
Credit card and loan receivables:
Credit card and loan receivables	16,439.8	16,543.9
Allowance for loan loss	(1,033.8)	(948.0)
Credit card and loan receivables, net	15,406.0	15,595.9
Credit card and loan receivables held for sale	888.7	417.3
Redemption settlement assets, restricted	576.2	324.4
Intangible assets, net	813.4	1,003.3
Goodwill	3,873.4	3,800.7
Other assets	3,010.4	2,513.3
Total assets	$27,894.1	$25,514.1

Liabilities and Equity
Deferred revenue	$966.3	$931.5
Deposits	10,374.0	8,391.9
Non-recourse borrowings of consolidated securitization entities	6,866.1	6,955.4
Long-term and other debt	6,242.6	5,601.4
Other liabilities	1,851.5	1,975.7
Total liabilities	26,300.5	23,855.9
Stockholders' equity	1,593.6	1,658.2
Total liabilities and equity	$27,894.1	$25,514.1

Alliance Data Systems Corporation
October 19, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions) (Unaudited)
	Nine Months Ended September 30,
	2017	2016 (1)

Cash Flows from Operating Activities:
Net income	$517.4	$507.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	374.5	384.7
Deferred income taxes	(62.5)	(57.0)
Provision for loan loss	807.9	651.0
Non-cash stock compensation	63.5	59.5
Amortization of deferred financing costs	32.3	25.3
Change in operating assets and liabilities	(56.2)	(326.3)
Originations of loan receivables held for sale	(6,012.8)	(5,182.7)
Sales of loan receivables held for sale	6,011.5	5,186.6
Other	104.0	106.7
Net cash provided by operating activities	1,779.6	1,354.8

Cash Flows from Investing Activities:
Change in redemption settlement assets	(222.1)	55.4
Change in restricted cash	(418.5)	(126.8)
Change in credit card and loan receivables	(1,174.7)	(1,048.8)
Purchase of credit card portfolios	—	(903.4)
Capital expenditures	(176.6)	(158.3)
Other	(46.2)	30.3
Net cash used in investing activities	(2,038.1)	(2,151.6)

Cash Flows from Financing Activities:
Borrowings under debt agreements	6,439.6	3,086.5
Repayments of borrowings	(5,903.8)	(2,305.0)
Issuances of deposits	4,062.7	3,727.5
Repayments of deposits	(2,075.0)	(1,714.4)
Non-recourse borrowings of consolidated securitization entities	2,455.0	2,567.5
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(2,545.0)	(3,150.0)
Acquisition of non-controlling interest	—	(360.7)
Payment of deferred financing costs	(53.4)	(20.7)
Purchase of treasury shares	(553.7)	(692.8)
Dividends paid	(86.8)	—
Other	(16.5)	(13.1)
Net cash provided by financing activities	1,723.1	1,124.8

Effect of exchange rate changes on cash and cash equivalents	2.2	4.5
Change in cash and cash equivalents	1,466.8	332.5
Cash and cash equivalents at beginning of period	1,859.2	1,168.0
Cash and cash equivalents at end of period	$3,326.0	$1,500.5

(1)
Adjusted to reflect the adoption of Accounting Standards Update ("ASU") 2016-09, "Improvements to Employee Share-Based Payment Accounting." The effect of the adoption of the standard was to increase cash flows from operating activities by $25.8 million and to decrease cash flows from financing activities by $25.8 million for the nine months ended September 30, 2016.

Alliance Data Systems Corporation
October 19, 2017

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Change	2017	2016	Change
Segment Revenue:
LoyaltyOne	$305.2	$383.8	(20)%	$918.3	$1,090.7	(16)%
Epsilon	558.7	543.2	3	1,631.8	1,555.3	5
Card Services	1,055.4	965.8	9	3,083.6	2,687.1	15
Corporate/Other	—	0.1	nm*	—	0.2	nm*
Intersegment Eliminations	(6.9)	(7.3)	nm*	(20.5)	(22.8)	nm*
Total	$1,912.4	$1,885.6	1%	$5,613.2	$5,310.5	6%

Segment Adjusted EBITDA, net:
LoyaltyOne	$61.0	$82.3	(26)%	$176.4	$235.3	(25)%
Epsilon	125.0	134.8	(7)	316.8	318.2	—
Card Services	397.3	330.9	20	1,033.5	914.9	13
Corporate/Other	(33.2)	(36.0)	(8)	(103.7)	(95.4)	9
Total	$550.1	$512.0	7%	$1,423.0	$1,373.0	4%

Key Performance Indicators:
Credit card statements generated	74.2	69.0	8%	217.8	204.2	7%
Credit sales	$7,352.4	$6,985.6	5%	$21,447.0	$20,262.6	6%
Average receivables	$15,949.8	$13,995.1	14%	$15,791.7	$13,679.0	15%
AIR MILES reward miles issued	1,325.6	1,431.5	(7)%	3,984.1	4,150.2	(4)%
AIR MILES reward miles redeemed	1,062.7	1,851.2	(43)%	3,365.5	4,367.3	(23)%

* nm-not meaningful

Alliance Data Systems Corporation
October 19, 2017

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$233.2	$207.5	$517.4	$507.0
Income tax expense	100.4	105.2	257.4	268.0
Total interest expense, net	145.3	108.3	408.0	310.8
Depreciation and other amortization	46.7	42.6	136.6	123.5
Amortization of purchased intangibles	77.6	84.1	237.9	261.2
Stock compensation expense	18.3	18.0	63.5	59.5
Adjusted EBITDA	$621.5	$565.7	$1,620.8	$1,530.0
Less: Funding costs (1)	71.4	53.7	197.8	151.5
Less: Adjusted EBITDA attributable to non-controlling interest	—	—	—	5.5
Adjusted EBITDA, net of funding costs and non-controlling interest	$550.1	$512.0	$1,423.0	$1,373.0

Core Earnings:
Net income	$233.2	$207.5	$517.4	$507.0
Add back: non-cash/ non-operating items:
Stock compensation expense	18.3	18.0	63.5	59.5
Amortization of purchased intangibles	77.6	84.1	237.9	261.2
Non-cash interest (2)	11.2	6.1	35.4	18.8
Income tax effect (3)	(42.7)	(38.5)	(120.5)	(116.9)
Core earnings	297.6	277.2	733.7	729.6
Less: Core earnings attributable to non-controlling interest	—	—	—	4.0
Core earnings attributable to common stockholders	$297.6	$277.2	$733.7	$725.6

Weighted average shares outstanding – diluted	55.6	58.4	56.0	59.2
Core earnings attributable to common stockholders per share – diluted	$5.35	$4.74	$13.10	$12.26

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of debt issuance and hedging costs.
(3)	Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate.

Alliance Data Systems Corporation
October 19, 2017

	Three Months Ended September 30, 2017
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$37.4	$38.7	$442.8	$(40.0)	$478.9
Depreciation and amortization	21.4	77.9	22.9	2.1	124.3
Stock compensation expense	2.2	8.4	3.0	4.7	18.3
Adjusted EBITDA	61.0	125.0	468.7	(33.2)	621.5
Less: Funding costs	—	—	71.4	—	71.4
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$61.0	$125.0	$397.3	$(33.2)	$550.1

	Three Months Ended September 30, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$57.7	$48.2	$358.1	$(43.0)	$421.0
Depreciation and amortization	22.1	79.5	23.0	2.1	126.7
Stock compensation expense	2.5	7.1	3.5	4.9	18.0
Adjusted EBITDA	82.3	134.8	384.6	(36.0)	565.7
Less: Funding costs	—	—	53.7	—	53.7
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$82.3	$134.8	$330.9	$(36.0)	$512.0

	Nine Months Ended September 30, 2017
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$109.4	$57.1	$1,147.1	$(130.8)	$1,182.8
Depreciation and amortization	60.1	233.7	74.8	5.9	374.5
Stock compensation expense	6.9	26.0	9.4	21.2	63.5
Adjusted EBITDA	176.4	316.8	1,231.3	(103.7)	1,620.8
Less: Funding costs	—	—	197.8	—	197.8
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$176.4	$316.8	$1,033.5	$(103.7)	$1,423.0

	Nine Months Ended September 30, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$167.6	$46.5	$990.1	$(118.4)	$1,085.8
Depreciation and amortization	65.5	246.6	65.4	7.2	384.7
Stock compensation expense	7.7	25.1	10.9	15.8	59.5
Adjusted EBITDA	240.8	318.2	1,066.4	(95.4)	1,530.0
Less: Funding costs	—	—	151.5	—	151.5
Less: Adjusted EBITDA attributable to non‑controlling interest	5.5	—	—	—	5.5
Adjusted EBITDA, net	$235.3	$318.2	$914.9	$(95.4)	$1,373.0